                        1                Date: 11/26/2024

Customer name:     REE Automotive Ltd. (hereinafter: "the Borrower” or "the company")

Company number:     514557339

Address:     Kibbutz Galil Yam, Israel

Account number:     [ ]*** (hereinafter: "the account")

To:     Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank")

Dear Sir / Madam,
Re: Amendment no. 3 to the Credit Agreement from 08/14/2023

This letter serves to record the agreement made between us regarding amendment of the credit agreement from 08/14/2023, as amended from time to time (hereinafter “the credit agreement”) between Mizrahi Tefahot Bank Ltd. ("the Bank") and the Borrower as follows:

1.The line of credit amount will be increased to 18,000,000 US dollars. Subclause 1.1 will be amended accordingly.
2.The amount of the deposit listed in subclause 2.2 of the agreement will be reduced to 18,000,000 US dollars.
3.The Bank's approval of the aforementioned amendment is contingent upon the satisfaction of the following conditions:
3.1A deposit of at least 18,000,000 US dollars was made in the Borrower’s account.
3.2The Borrower signed a special offset letter and provided minutes from the company meeting worded according to the attached Appendix 3.3. This offset letter will replace the special offset letter that was signed on 08/14/2023.
3.3No violation event has occurred.
3.4Your approval and signature in the margin of this document and payment of a fee to the Bank for preparing this document, in the amount of [ ]*** US dollars, which will be debited from the account on 01/01/2025.
4.We hereby affirm that the statements outlined in the Credit Agreement are also accurate in relation to this document.
5.For the avoidance of doubt, it is clarified that, except for the above, no change will occur in our obligations to you under the Credit Agreement. The collateral securing our obligations to the Bank will continue to be binding for all intents and purposes.
6.In any case of conflict between the provisions of this Agreement and the provisions of the Credit Documents, the provisions of this Agreement shall prevail. In any other case, the provisions of this Agreement and the provisions of the Credit Documents shall be deemed to complement each other.
                        Sincerely,
                    REE AUTOMOTIVE LTD

I the undersigned Attorney [ ]*** representing REE AUTOMOTIVE LTD company no. 514557339 (hereinafter: "the Company"), hereby confirm to Mizrahi Tefahot Bank Ltd. (hereinafter: "the Bank") that the above document was signed on behalf of the company by [ ]*** who are authorized by their signature to bind the company towards the bank, according to the decisions of the authorized bodies of the company that were legally accepted, and also in accordance with the company's memorandum and articles of association, and that there is no restriction and/or hindrance according to any law and/or agreement to the creation and/or signing and/or issuing of the bank document and/or the execution of everything stated in the bank document to the benefit and benefit of the bank, all as detailed and as stated in the above document, in such a way that the bank document binds the company, is enforceable by the bank and is valid as far as the bank is concerned for all intents and purposes.

Date: November 26, 2024                        Attorney [signature]
                                [stamp:]

We approve everything stated above
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

    Mizrahi Tefahot Bank Ltd.

[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

[logo] Mizrahi Tefahot            Special Offset Letter

Date 11/26/2024
Customer name: REE Automotive Ltd.

Address: Kibbutz Galil Yam                            Account number 426468/61

Account group name	Group no.
All groups	All groups

To
Mizrahi Tefahot Bank Ltd.

Address ______________

Dear Sir,

We, the undersigned, hereby affirm that it has been mutually agreed between us and you - Mizrahi Tefahot Bank Ltd.
(hereinafter - "the bank") that as long as any funds are received, will be received, or may be received by the bank from us concerning the guaranteed amounts specified below, the bank shall possess the right of set-off regarding all outstanding amounts and any that may subsequently be credited to our account and deposits mentioned at the outset of this letter.

1.In this document:

a.“The guaranteed amounts” – means –
b.All amounts, whether in Israeli currency or any foreign currency, including principal, interest, and any indexing differentials arising from linking these amounts to exchange rates, the consumer price index, or other indices, as well as fees, bank charges, and various expenses, that we owe or will owe to the bank—either as immediate or future liabilities related to loans, credits, or overdrafts provided by the bank to us or to any party we guarantee—are subject to the terms outlined in letters of commitment, letters of guarantee, or letters of indemnity issued at our request. This applies to any documentary credit opened by the bank at our request or any other obligations we may have towards the bank. These amounts may be received in our personal name, our business name, or any other designation, whether individually or jointly with others, directly or indirectly, presently or in the future, regardless of whether they are established debts or anticipated obligations. This encompasses all forms of liabilities, whether contingent or otherwise, and regardless of their origin, including those established by court rulings, and irrespective of the timing of repayment in relation to the bank's rights as stipulated in this document.

•    ~~Without any limitations on the amount.~~
•    ~~Up to a limited amount of ___________ shekels (_________________) plus indexing differentials according to the Consumer Price Index for the month of __________ in the year ________, which is ________ points according to a base of __________ until the actual day of payment.~~
[signature]

[stamp:]
REE AUTOMOTIVE LTD.
514557339
Signature
•X    Up to a limited amount of 18,000,000 US dollars (eighteen million US dollars).

“ the account funds” – all amounts available from time to time at our disposal in the deposit accounts and other accounts listed in the heading of this letter.
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

c.“The accepted exchange rate” means - the purchase price or the sale price for checks and transfers and/or bank notes - as the case may be - of any amount in foreign currency, all as determined by the bank. If at that time there will be a foreign currency exchange involving additional payments (including commissions, other expenses, etc.) along with the additional payments.

d.“Note" – means –
    Any promissory note, bill of exchange, check, withdrawal or payment order; as well as any negotiable document of any kind.

•Mark an X in the appropriate place, have the customer sign with initials next to the mark and delete the irrelevant paragraphs.

[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

e.“Bank” – means –
Mizrahi Tefahot Bank Ltd., as well as any of its branches and offices - both in Israel and outside of Israel - as well as any custodian in place of or under the authority of the bank, as well as any transferee of the bank.
2.The bank reserves the right to postpone the disbursement of account funds until the guaranteed amounts are resolved. We are prohibited from withdrawing funds from the accounts, taking any actions concerning them (including granting any rights to third parties), or altering the ownership registration of the account funds in any manner without the bank's consent (except for any amounts exceeding the guaranteed sums.)

While this agreement remains in effect and the account funds are deposited, we hereby provide the bank with irrevocable instructions to automatically renew the deposits and the funds within the account until the final maturity date specified in the deposit agreement. Subsequently, these funds will be reinvested in new deposits for a similar duration or for a period determined by the bank at that time.

We acknowledge that if a withdrawal request is made for the account funds or any portion thereof upon maturity, the bank may choose not to execute the withdrawal.

We understand that whenever the bank renews or invests account funds in a new deposit as outlined in this section, we will receive information regarding the applicable interest rates and/or the terms associated with the renewed or deposited funds.

3.In the event that we fail to make timely payments to the bank regarding the guaranteed sums, the bank reserves the right, without requiring our consent, to deduct all or part of the owed amount from our account funds. The bank may utilize the proceeds from this deduction to settle any outstanding debts we have with them, regardless of whether the payment due date has arrived. Furthermore, for the purpose of this deduction, the bank is authorized to convert any amounts from its funds based on the prevailing exchange rate, while also applying a commission. Additionally, the bank has the authority to transfer all or part of the account funds to settle secured savings in any account it considers appropriate.
4.We hereby acknowledge that should the bank exercise the aforementioned offset rights prior to the maturity date of any deposit or bank account, it may result in adverse changes to our rights related to that deposit or account. This includes, but is not limited to, alterations in interest rates, discrepancies in linkage, entitlements to grants and loans, or issues concerning tax withholdings, payments, and favorable loans. We understand that the terms governing that deposit and account were established to safeguard such rights, and we hereby absolve the bank of any liability for damages or losses that may arise from any set-off or the conversion of account funds, in whole or in part, pursuant to the bank's rights as outlined in this document.

5.In the event that all or part of the account funds are moved to a deposit or deposit account on any website, whether at one of the aforementioned bank branches or at any other branch of the bank, due to an escalation or for any other reason, the provisions outlined in this document will also pertain to the balances of the accounts in the deposit or any other referenced account, and this applies equally to any other bank transfer that may occur.

6.Furthermore, without diminishing our obligations as stated in a letter of commitment or any other document, should you have a reason to request the guaranteed amounts for immediate payment prior to the conclusion of the deposit period as defined in the deposit terms, you are entitled to reduce the deposit period and designate the repayment date of the deposit in this account to coincide with the day the guaranteed amounts are requested for immediate payment.

7.Lastly, to eliminate any ambiguity, it is explicitly stated that we preemptively relinquish any claims related to the transfer of funds from the account as described in Section 5, as well as demands to demand immediate payment of any outstanding amounts from the account and/or deposit.

8.All entries in the bank's records will be deemed accurate and will serve as valid evidence against us regarding all their particulars. Copies of the secured records, whether selected by the bank or derived from any section of the secured records, or from the final page of the secured records approved by the bank clerk, will be considered valid evidence of the existence of the secured records and the accuracy of all details presented in the copies.

The terms “the bank’s records” shall encompass any form of documentation, including but not limited to books, notebooks, account sheets, copies of account sheets, loan agreements, promissory notes, customer-signed bills, cards, sheets, reels, and any electronic data storage mediums.

The term “records” shall be understood to include any form of record or copy, whether created by hand, typewriter, printing, reproduction, photocopying (including microfilm), or through any mechanical, electrical, or electronic means, as well as any method of recording or displaying words, numbers, or other symbols.
[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]

9.To eliminate any ambiguity and provide clarification, the following points are articulated:
a.The stipulations and terms outlined in this document shall remain applicable even if, at the conclusion of the escrow period, the deposited amounts are redirected to a new deposit in accordance with the directives of the treasury or an authorized entity, or as per your instructions. It is important to note that any alteration in the account group number resulting from the aforementioned fund transfer, does not invalidate the contents of this letter.

b.Should there be any office, administrative, or technical reasons necessitating a change in the number of any deposit or cash account (including that of another deposit or account, as referenced in Section 5 above), all references made in this document shall be interpreted as pertaining to the deposit or account specified in this document, in accordance with its new number.

c.This document does not intend to diminish any of the bank's rights against us as stipulated in any other document or under any legal provisions; rather, the contents herein are supplementary to the bank's rights against us.
10.Our address is the one specified above, and in the event of a joint address, it refers to the address mentioned above as a joint address or any address within Israel that we communicate to the bank through registered mail, which the bank acknowledges in writing.
11.
a.Should this document be executed by multiple individuals, it shall obligate all signatories jointly and severally, regardless of whether any of the aforementioned individuals fail to provide their signature.
b.Furthermore, any reference made in the plural form within this document shall be interpreted as encompassing both the collective group and each individual separately.

c.The customer shall be responsible for the payment of any applicable stamp tax associated with this document.

12.If this document is signed by a single individual, all references contained herein in the plural form, shall be interpreted as though articulated in the singular.
In witness whereof, the parties signed below on 11/26/2024

Customer name: REE Automotive Ltd.                    Signature: [signature]

[Translator’s notes: Handwritten text is indicated with italics; dates are in US format]